4/28/03
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                 CNE GROUP, INC.
                       ADOPTED PURSUANT TO SECTION 151(g)
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW


     RESOLVED, that pursuant to the authority expressly granted to the Board of Directors (the "Board of Directors") of CNE Group, Inc., a Delaware Corporation (the "Company"), by the provisions of the Amended and Restated Certificate of Incorporation of the Company and the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors hereby creates a series of preferred stock, par value $0.00001 per share, and determines the designation and number of shares of Series B Preferred Stock which constitute such series and the relative rights, preferences and limitations of such series as follows:

     1.  Designation  and  Number of Series B  Preferred  Stock.  The  series of
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Preferred Stock shall be designated as "Series B Preferred  Stock"  (hereinafter called "Series B Preferred Stock") and shall consist of a total of 4,400 shares of Series B Preferred Stock, par value $0.00001 per share.

     2. Dividends. The holders of Series B Preferred Stock shall not be entitled
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to receive any dividends except as provided in Section 4 below.

     3. Liquidation Preference.
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        (a) In the event of any  liquidation,  dissolution  or winding up of the
Company, either voluntary or involuntary, after payment by the Company to the holders of the Company's Series A Preferred Stock, which may be issued with a liquidating preference value of up to $5,000,000, from the then existing assets of the Company an amount equal the liquidation preference of the then outstanding Series A Preferred Stock, holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any remaining assets of the Company to the holders of Common Stock and any other Preferred Stock not then equal or senior to the Series B Preferred Stock, by reason of their ownership thereof, an amount equal to the sum of $100.00 for each outstanding share of Series B Preferred Stock (the "Original Issue Price"). If, upon the occurrence of the liquidation, dissolution or winding up of the Company, the assets and funds thereof distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders in full of the Original Issue Price, then the entire assets and funds of the Company, after the payment to the holders of the Series A Preferred Stock and any other then outstanding Preferred Stock that is senior to Series B Preferred Stock as provided above, legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and any Preferred Stock equal to the Series B Preferred Stock in proportion to the amount of Preferred Stock held by each.

        (b) In the event of a liquidation as described above, all non-cash assets of the Company shall be valued as follows:

            (i) Securities not subject to legend, investment letter or other similar restrictions on free marketability:

                 (A) If traded on a recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the closing;

                 (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three days prior to the closing; and

                 (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Company's Board of Directors, which determination shall be final absent fraud or manifest error.

            (ii) Securities subject to legend, investment letter or other similar restrictions shall be valued by an appropriate discount from the market value as determined in accordance with subsection (i) (C) above.

     4.  Redemption.  The holders of the Series B Preferred  Stock shall have no
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right of redemption.  The Company shall have the right,  but not the obligation, to redeem all or any portion of the Series B Preferred Stock commencing 60 months after the issuance thereof, on the redemption date (the "Redemption Date"), which shall be 30 days after notice of such redemption shall be given to the holders who shares are to be redeemed. Each share of Series B Preferred
Stock  shall  be  redeemed  for  100  shares  of  the  Company's   Common  Stock
(hereinafter referred to as the "Redeeming Stock"). If the Company redeems less than all of the then outstanding shares of Series B Preferred Stock as provided in this Section 4, then such redemption shall be made on a pro rata basis. The Company shall cause the appropriate number of shares of the Redeeming Stock to be transferred to each holder of the Series B Preferred Stock upon receipt of such holder's certificate representing the shares of Series B Preferred Stock to be redeemed. After the Redemption Date, all shares of Series B Preferred Stock redeemed as provided herein shall cease to exist and the holders thereof shall have only the right to receive the shares of Redeeming Stock issuable to them for the redemption of their Series B Preferred Stock. If the Company shall fail to redeem the Class B Preferred Stock on the Redemption Date, the Class B
Preferred Stock shall thereafter bear a 16% cumulative dividend, payable quarterly in cash.

     5. Voting Rights.  The holders of outstanding  shares of Series B Preferred
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Stock shall have no voting rights except as may be required by Delaware law.



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     6. Protective Provisions. So long as any shares of Series B Preferred Stock
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are outstanding, the Company shall not, without first obtaining the approval (by vote or by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

            (a) alter or change the rights, preferences of privileges of the Series B Preferred Stock so as to affect adversely such Series B Preferred Stock; or

            (b) increase or decrease (other than by redemption) the total number of authorized shares of Series B Preferred Stock.

     7. Notices. Any notice required by the provisions hereof to be given to the
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holders of the Series B Preferred  Stock shall be deemed  given if  deposited by mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Anthony S. Conigliaro, its Secretary, as of the 28th day of April 2003.

                                             /S/ANTHONY S. CONIGLIARO
                                             ------------------------
                                                Anthony S. Conigliaro

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